Viatris Reports Second Quarter 2025 Results and Reiterates 2025 Financial Guidance

•Delivers Total Revenues Above Expectations Reflecting the Strength of our Execution and the Resilience of our Diversified Global Business

•Positive Results From Five Phase 3 Data Readouts This Year Reinforce Continued Momentum of Late-Stage Pipeline

•Returns More Than $630 Million of Capital to Shareholders Year-to-Date Including $350 Million in Share Buybacks

•Reiterates 2025 Financial Guidance Ranges Across all Metrics and Expects to be in the Top Half of the Range for Total Revenues and Adjusted EPS [1]

PITTSBURGH – August 7, 2025 – Viatris Inc. (Nasdaq: VTRS) today reported strong second quarter 2025 financial results and reiterated its 2025 financial guidance ranges across all metrics.

Executive Commentary

“We delivered a strong second quarter and continued to make meaningful progress against our key 2025 strategic priorities,” said Scott A. Smith, CEO, Viatris. “We believe our results reflect the strength and resilience of our diversified global business, and our late-stage pipeline continues to advance with encouraging momentum. We are progressing our enterprise-wide strategic review and continue to return significant capital to shareholders. We remain focused on driving commercial execution, investing in strategic accretive in-market business development opportunities and positioning Viatris for sustainable growth in 2026 and beyond.”

“Our second-quarter results exceeded our expectations, and we continue to execute with financial discipline—delivering strong operational performance, reaffirming all key elements of our 2025 financial guidance ranges and building momentum into the second half of the year,” said Doretta Mistras, CFO, Viatris. “With more than $630 million in capital returned to shareholders year-to-date and visibility into continued growth across key regions, we remain confident in our ability to deliver on our financial commitments.”

[1] Viatris is not providing forward-looking guidance for U.S. GAAP net (loss) earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2025 adjusted EBITDA or adjusted EPS guidance. U.S. GAAP net cash provided by operating activities for 2025 is estimated to be between $2.2 billion and $2.5 billion, with a midpoint of approximately $2.35 billion. 2025 financial guidance ranges as provided on August 7, 2025, exclude the impact of any acquisition and divestiture-related transaction costs, including taxes (“transaction-related costs”), acquired IPR&D for unsigned deals, and any potential impact of future tariffs and trade restrictions as they cannot be reasonably forecasted. See “2025 Financial Guidance” and “Non-GAAP Financial Measures” for additional information.

Second Quarter Results

	Three Months Ended
	June 30,
(Unaudited; in millions, except %s and per share amounts)	2025	2024	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(1)(2)
Total Revenues	$3,582.1	$3,796.6	(6)%	(7)%	(2)%
Total Net Sales	$3,569.0	$3,785.9	(6)%	(7)%	(2)%
Developed Markets	2,119.3	2,319.2	(9)%	(11)%	(4)%
Emerging Markets	555.1	578.1	(4)%	(3)%	1%
JANZ	305.7	349.6	(13)%	(14)%	(11)%
Greater China	588.9	539.0	9%	9%	9%

Net Sales by Product Category
Brands	$2,284.5	$2,363.1	(3)%	(5)%	3%
Generics	1,284.5	1,422.8	(10)%	(11)%	(9)%

U.S. GAAP Gross Profit	$1,332.9	$1,445.4	(8)%
U.S. GAAP Gross Margin	37.2%	38.1%
Adjusted Gross Profit (2)	$2,028.4	$2,203.9	(8)%
Adjusted Gross Margin (2)	56.6%	58.0%

U.S. GAAP Net Loss	$(4.6)	$(326.4)	NM
U.S. GAAP Loss Per Share	$—	$(0.27)	NM
Adjusted Net Earnings (2)	$726.0	$826.5	(12)%
Adjusted EPS (2)	$0.62	$0.69	(10)%	(12)%	(4)%

EBITDA (2)	$577.8	$540.3	7%
Adjusted EBITDA (2)	$1,078.8	$1,207.9	(11)%	(12)%	(4)%

U.S. GAAP Net Cash Provided by Operating Activities	$219.7	$379.1	(42)%
Capital Expenditures	52.9	58.8	(10)%
Free Cash Flow (2)(3)	$166.8	$320.3	(48)%
___________
(1)    See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Excluding the impact of transaction-related costs of $74 million, free cash flow for the three months ended June 30, 2025, was $241 million. Excluding the impact of transaction-related costs of $106 million, free cash flow for the three months ended June 30, 2024, was $426 million.

	Six Months Ended
	June 30,
(Unaudited; in millions, except %s and per share amounts)	2025	2024	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(1)(2)
Total Revenues	$6,836.4	$7,460.0	(8)%	(8)%	(2)%
Total Net Sales	$6,812.2	$7,439.4	(8)%	(8)%	(2)%
Developed Markets	4,011.0	4,484.6	(11)%	(11)%	(4)%
Emerging Markets	1,075.0	1,204.5	(11)%	(8)%	(2)%
JANZ	581.8	667.4	(13)%	(12)%	(9)%
Greater China	1,144.4	1,082.9	6%	7%	7%

Net Sales by Product Category
Brands	$4,401.4	$4,672.2	(6)%	(5)%	3%
Generics	2,410.8	2,767.2	(13)%	(13)%	(10)%

U.S. GAAP Gross Profit	$2,494.1	$2,949.4	(15)%
U.S. GAAP Gross Margin	36.5%	39.5%
Adjusted Gross Profit (2)	$3,848.0	$4,358.7	(12)%
Adjusted Gross Margin (2)	56.3%	58.4%

U.S. GAAP Net Loss (3)	$(3,046.6)	$(212.5)	NM
U.S. GAAP Loss Per Share (3)	$(2.58)	$(0.18)	NM
Adjusted Net Earnings (2)	$1,326.3	$1,639.2	(19)%
Adjusted EPS (2)	$1.11	$1.36	(18)%	(17)%	(9)%

EBITDA (2)	$(1,739.0)	$1,574.3	NM
Adjusted EBITDA (2)	$2,002.3	$2,401.3	(17)%	(16)%	(8)%

U.S. GAAP Net Cash Provided by Operating Activities	$755.2	$993.7	(24)%
Capital Expenditures	95.5	108.6	(12)%
Free Cash Flow (2)(4)	$659.7	$885.1	(25)%
___________
(1)     See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information.
(3)    For the six months ended June 30, 2025, includes the previously disclosed goodwill impairment charge of $2.9 billion as a result of the interim goodwill impairment test performed as of March 31, 2025.
(4)    Excluding the impact of transaction-related costs of $116 million, free cash flow for the six months ended June 30, 2025, was $776 million. Excluding the impact of transaction-related costs of $190 million, free cash flow for the six months ended June 30, 2024, was $1.1 billion.

Quarterly Financial Highlights

•Second quarter 2025 total revenues were $3.6 billion, down 6% on a reported basis and down 2% on a divestiture-adjusted operational basis compared to second quarter 2024, primarily driven by the negative Indore Impact. Excluding the Indore Impact, divestiture-adjusted operational total revenues increased 3% compared to second quarter 2024.

•Brands net sales demonstrated strong performance in Greater China and Emerging Markets, in addition to growth in certain key brands in Developed Markets.

•Generics net sales reflect the expected negative Indore Impact and competition on Wixela®, partially offset by continued growth in Yupelri® and Breyna® in North America, strong performance across key European markets, and slight volume growth in JANZ.

•The Company generated approximately $79 million in new product revenues in the quarter.

•Second quarter 2025 U.S. GAAP net loss was $(5) million compared to U.S. GAAP net loss of $(326) million in the second quarter of 2024, and U.S. GAAP diluted EPS was $0.00 per share in Q2 2025 compared to a loss of $(0.27) per share in Q2 2024, which was primarily driven by a goodwill impairment charge and losses recorded for disposed businesses.

•Second quarter 2025 adjusted EBITDA was $1.1 billion, down 11% on a reported basis and down 4% on a divestiture-adjusted operational basis compared to the second quarter of 2024, and adjusted EPS was $0.62 per share in Q2 2025, down 10% on a reported basis and down 4% on a divestiture-adjusted operational basis compared to Q2 2024, in each case primarily driven by the negative Indore Impact.

•In the quarter, the Company generated U.S. GAAP net cash provided by operating activities of $220 million and free cash flow of $167 million, including $74 million in transaction-related costs.

Additional Highlights
•Phentolamine Ophthalmic Solution (MR-142): The Company announced positive top-line results from LYNX-2, a pivotal Phase 3 trial evaluating MR-142 (phentolamine ophthalmic solution 0.75%) in treating significant, chronic night driving impairment in keratorefractive patients with reduced mesopic vision.

•Phentolamine Ophthalmic Solution (MR-141): The Company announced positive top-line results from VEGA-3, the second pivotal Phase 3 trial evaluating MR-141 (phentolamine ophthalmic solution 0.75%) in treating presbyopia, the gradual loss of the eyes’ ability to focus on nearby objects.

•Pimecrolimus Ophthalmic Ointment (MR-139): The Company announced that a randomized, double-masked, vehicle-controlled, Phase 3 study to evaluate the efficacy and safety of pimecrolimus 0.3% (MR-139) ophthalmic ointment in subjects with blepharitis did not meet its primary endpoint of complete resolution of debris after six weeks of twice daily dosing. The Company is evaluating the appropriate next steps for the Phase 3 program.

•Sotagliflozin: The Company received approval for INPEFA® 200mg and 400mg film-coated tablets in United Arab Emirates in June 2025.

•Meloxicam (MR-107A-02): The Company announced that five abstracts from its Phase 3 program evaluating novel fast-acting formulation of meloxicam (MR-107A-02) in moderate-to-severe acute surgical pain models will be presented at the PAINWeek 2025 national conference in Las Vegas from September 2-5, 2025. The presentations will include positive results from two previously announced pivotal studies in herniorrhaphy (NCT06215859) and bunionectomy (NCT06215820) surgery models.

Capital Allocation
The Company is reaffirming its commitment to prioritizing returning capital to shareholders in 2025 as previously stated.

Year-to-date, the Company returned more than $630 million of capital to shareholders, including $350 million in share repurchases. The Company continues to expect $500 million to $650 million in total share repurchases in 2025 and to be opportunistic with cash available throughout the year.

From a business development perspective, the Company still expects to continue to pursue regional licensing and partnership opportunities with immediate revenue contribution that leverage its unique commercial and R&D infrastructure and capabilities and enhance our core business.

2025 Financial Guidance
Viatris is reaffirming its 2025 financial guidance that was previously provided on May 8, 2025, as set forth below. The Company is not providing forward-looking guidance for U.S. GAAP net (loss) earnings or U.S. GAAP diluted (loss) earnings per share (EPS) or a quantitative reconciliation of its 2025 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net (loss) earnings or U.S. GAAP diluted EPS, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, future share repurchases, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control, and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the Estimated Ranges provided on August 7, 2025, and May 8, 2025, U.S. GAAP net cash provided by operating activities for 2025 is estimated to be between $2.2 billion and $2.5 billion, with a midpoint of approximately $2.35 billion. With respect to the Estimated Ranges provided on May 8, 2025, Viatris did not provide forward-looking guidance for U.S. GAAP net (loss) earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2025 adjusted EBITDA or adjusted EPS guidance. Please see “Non-GAAP Financial Measures” for additional information.

(In millions, except Adjusted EPS)	Estimated Ranges (2)	Midpoint (2)
Total Revenues	$13,500 - $14,000	$13,750
Adjusted EBITDA (1)	$3,890 - $4,190	$4,040
Adjusted EPS (1)	$2.16 - $2.30	$2.23
Free Cash Flow (1)	$1,800 - $2,200	$2,000

(1)    Non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information.
(2)    2025 Financial Guidance as provided on August 7, 2025, excludes the impact of transaction-related costs. Also excludes any acquired IPR&D for unsigned deals to be incurred in any future period as it cannot be reasonably forecasted. 2025 financial guidance does not currently include any potential adverse impact from future tariffs and trade restrictions. 2025 Financial Guidance as provided on May 8, 2025 excluded the impact of transaction-related costs. Also excluded any acquired IPR&D for unsigned deals to be incurred in any future period as it could not be reasonably forecasted. 2025 Financial Guidance as provided on May 8, 2025 did not include any potential adverse impact from future tariffs and trade restrictions, which we were unable to predict at that time and could be material.

Conference Call and Earnings Materials
Viatris will host a conference call and live webcast today at 8:30 a.m. ET to review the Company's second quarter 2025 financial results.

Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. The “Viatris Q2 2025 Earnings Presentation,” which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.
About Viatris
Viatris Inc. (Nasdaq: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life's moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, adjusted EPS, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding transaction-related costs, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, constant currency adjusted EPS, 2024 adjusted total revenues excluding divestitures, 2024 adjusted net sales excluding divestitures, divestiture-adjusted operational change, and divestiture-adjusted operational change excluding the Indore Impact, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions, divestitures and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales, adjusted EBITDA, and adjusted EPS. These measures provide information on the change in total revenues, net sales, adjusted EBITDA, and adjusted EPS assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues, adjusted EBITDA, and adjusted EPS performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of divestitures that closed during 2024 by excluding proportionate net sales from those divested businesses from the comparable 2024 period, and divestiture-adjusted operational change excluding the Indore Impact refers to divestiture-adjusted operational change further adjusted for the negative Indore Impact. The "Summary of Total Revenues by Segment" table below compares total revenues and net sales on an actual and constant currency basis for each reportable segment for the quarters and six months ended June 30, 2025 and 2024, as well as divestiture-adjusted operational change in net sales and total revenues. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended June 30, 2025.

With respect to the guidance ranges as provided on May 8, 2025, at that time the Company did not provide forward-looking guidance for U.S. GAAP net (loss) earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2025 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net (loss) earnings or U.S. GAAP diluted EPS, respectively, because it was unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, future share repurchases, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items had not occurred, were out of the Company’s control, and/or could not be reasonably predicted without unreasonable effort. These items were uncertain, depended on various factors, and could have had a material impact on U.S. GAAP reported results for the guidance period. As previously disclosed, such guidance ranges excluded the impact of any divestiture-related taxes and transaction costs as well as any acquired IPR&D for unsigned deals to be incurred in any future period as it could not be reasonably forecasted. With respect to the Estimated Ranges provided as of May 8, 2025, U.S. GAAP net cash provided by operating activities for 2025 was estimated to be between $2.2 billion and $2.5 billion, with a midpoint of approximately $2.35 billion.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2025 and the carryover impact of new products, including business development, launched within the last 12 months.

Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates and in doing so shows the percentage change from 2025 constant currency net sales, total revenues, adjusted EBITDA, and adjusted EPS to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the proportionate results from the divestitures that closed in 2024, from the 2024 period by excluding such net sales or revenues from those divested businesses from comparable prior periods. Also, for adjusted EBITDA and adjusted EPS, refers to operational changes, adjusted as outlined in the previous sentence and further adjusted for associated net other income.

SG&A and R&D TSA reimbursement and DSA reimbursement: Expenses related to TSA services provided for divested businesses are recorded in their respective functional line item. However, reimbursement of those expenses plus any mark-up is included in other expense (income), net. For comparability purposes, amounts related to the cost reimbursement were reclassified to adjusted SG&A and adjusted R&D during the first quarter of 2024, primarily related to the contribution of the biosimilars business to Biocon Biologics Limited (“Biocon Biologics”) in November 2022. This reclassification had no impact on adjusted net earnings, adjusted EBITDA or adjusted EPS. Any TSA reimbursement and DSA reimbursement amounts related to the closed divestitures are not direct offsets to operational expense and have not been reclassified.

Closed divestitures or divestitures closed in 2024: Refers to the divestiture of the Company’s rights to two women’s healthcare products in the U.K. that closed in August 2024, the divestitures of the commercialization rights in the majority of the Upjohn Distributor markets that closed in 2024, the divestiture of the women’s healthcare business that closed in March 2024, the divestiture of the API business in India that closed in June 2024, and the divestiture of the OTC business that closed in July 2024.

Indore Impact: Refers to the estimated negative financial impact on 2025 total revenues and (loss) earnings from operations versus the comparable 2024 periods as a result of the FDA issued warning letter and import alert related to our oral finished dose manufacturing facility in Indore, India. For the three and six months ended June 30, 2025, the estimated Indore Impact to total revenues was approximately $160 million and $300 million, respectively.

Transaction-related costs: Refers to the impact of any acquisition and divestiture-related transaction costs, including taxes.

Forward-Looking Statements
This press release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our 2025 financial guidance; Viatris delivers Total Revenues above expectations reflecting the strength of our execution and the resilience of our diversified global business; positive results from five Phase 3 data readouts this year reinforce continued momentum of late-stage pipeline; reiterates 2025 financial guidance ranges across all metrics and expects to be in the top half of the range for Total Revenues and Adjusted EPS; we delivered a strong second quarter and continued to make meaningful progress against our key 2025 strategic priorities; we believe our results reflect the strength and resilience of our diversified global business, and our late-stage pipeline continues to advance with encouraging momentum; we are progressing our enterprise-wide strategic review and continue to return significant capital to shareholders; we remain focused on driving commercial execution, investing in strategic accretive in-market business development opportunities and positioning Viatris for sustainable growth in 2026 and beyond; our second-quarter results exceeded our expectations and we continue to execute with financial discipline—delivering strong operational performance, reaffirming all key elements of our 2025 financial guidance ranges and building momentum into the second half of the year; with more than $630 million in capital returned to shareholders year-to-date and visibility into continued growth across key regions, we remain confident in our ability to deliver on our financial commitments; the outcome of clinical trials; the Company is evaluating the appropriate next steps for the Pimecrolimus Ophthalmic Ointment (MR-139) Phase 3 program; the Company is reaffirming its commitment to prioritizing returning capital to shareholders in 2025 as previously stated; the Company continues to expect $500 million to $650 million in total share repurchases in 2025 and to be opportunistic with cash available throughout the year; from a business development perspective, the Company still expects to continue to pursue regional licensing and partnership opportunities with immediate revenue contribution that leverage its unique commercial and R&D infrastructure and capabilities and enhance our core business; with respect to the Estimated Ranges provided on August 7, 2025, and May 8, 2025, U.S. GAAP net cash provided by operating activities for 2025 is estimated to be between $2.2 billion and $2.5 billion, with a midpoint of approximately $2.35 billion; the goals or outlooks with respect to the Company’s strategic initiatives and priorities, including but not limited to divestitures, acquisitions, strategic alliances, collaborations, or other potential transactions; the benefits and synergies of such divestitures, acquisitions, strategic alliances, collaborations, or other transactions, or restructuring programs; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities (including divestitures, acquisitions, strategic alliances, collaborations, or other potential transactions) or accelerate its growth by building on the strength of its base business with an expanding portfolio of innovative, best-in-class, patent-protected assets; the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, strategic alliances, collaborations, or other transactions, or restructuring programs, within the expected timeframes or at all; the ongoing risks and uncertainties associated with our recent divestitures; goodwill or impairment charges or other losses; the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of natural or man-made disasters, public health outbreaks, epidemics, pandemics or social disruption in regions where we or our partners or suppliers operate; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; products in development that receive regulatory approval may not achieve expected levels of market acceptance, efficacy or safety; longer review, response and approval times as a result of evolving regulatory priorities and reductions in personnel at health agencies; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our IT systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an adverse regulatory action, acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, potential for adverse impacts from future tariffs and trade restrictions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as amended, Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this press release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this press release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
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Bill Szablewski
William.Szablewski@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Revenues:
Net sales	$3,569.0	$3,785.9	$6,812.2	$7,439.4
Other revenues	13.1	10.7	24.2	20.6
Total revenues	3,582.1	3,796.6	6,836.4	7,460.0
Cost of sales	2,249.2	2,351.2	4,342.3	4,510.6
Gross profit	1,332.9	1,445.4	2,494.1	2,949.4
Operating expenses:
Research and development	218.8	204.1	440.8	403.8
Acquired IPR&D	—	(7.8)	10.0	(1.7)
Selling, general and administrative (a)	928.7	1,037.0	1,876.8	2,054.5
Impairment of goodwill	—	321.0	2,936.8	321.0
Litigation settlements and other contingencies, net	(47.6)	131.0	(121.1)	207.8
Total operating expenses	1,099.9	1,685.3	5,143.3	2,985.4
Earnings (loss) from operations	233.0	(239.9)	(2,649.2)	(36.0)
Interest expense	116.6	145.8	232.1	284.2
Other expense (income), net	333.5	6.1	432.8	(133.0)
Loss before income taxes	(217.1)	(391.8)	(3,314.1)	(187.2)
Income tax (benefit) provision	(212.5)	(65.4)	(267.5)	25.3
Net loss	$(4.6)	$(326.4)	$(3,046.6)	$(212.5)
Loss per share attributable to Viatris Inc. shareholders
Basic	$—	$(0.27)	$(2.58)	$(0.18)
Diluted	$—	$(0.27)	$(2.58)	$(0.18)
Weighted average shares outstanding:
Basic	1,173.0	1,191.1	1,182.7	1,193.1
Diluted	1,173.0	1,191.1	1,182.7	1,193.1
___________
(a)    Certain reclassifications were made to conform the prior period consolidated financial statements to the current period presentation. Charges related to the impairment of goodwill, which were previously presented in Selling, General and Administrative, are now presented in Impairment of Goodwill in the condensed consolidated statements of operations.

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	June 30, 2025	December 31, 2024
ASSETS
Assets
Current assets:
Cash and cash equivalents	$566.4	$734.8
Accounts receivable, net	3,258.1	3,221.3
Inventories	4,264.3	3,854.1
Prepaid expenses and other current assets	1,685.8	1,710.5
Total current assets	9,774.6	9,520.7
Intangible assets, net	16,323.8	17,070.9
Goodwill	6,748.3	9,133.3
Other non-current assets	5,564.8	5,776.0
Total assets	$38,411.5	$41,500.9
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,680.7	$8.3
Other current liabilities	5,452.7	5,771.1
Long-term debt	12,791.6	14,038.9
Other non-current liabilities	2,916.0	3,047.1
Total liabilities	22,841.0	22,865.4
Shareholders’ equity	15,570.5	18,635.5
Total liabilities and equity	$38,411.5	$41,500.9

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In millions)	2025	2024	2025	2024
Select Key Global Products
Lipitor ®	$387.9	$348.4	$775.9	$737.3
Norvasc ®	182.7	161.9	355.0	338.2
EpiPen® Auto-Injectors	136.8	115.5	233.5	195.7
Lyrica ®	128.1	124.3	240.7	238.5
Viagra ®	100.3	106.1	198.8	206.8
Creon ®	91.4	78.2	173.8	153.2
Celebrex ®	70.0	72.2	133.4	144.4
Effexor ®	63.1	62.7	122.4	122.1
Zoloft ®	61.1	58.9	121.3	116.9
Xalabrands	40.7	45.6	77.8	88.1

Select Key Segment Products
Yupelri ®	$66.6	$54.5	$124.9	$109.7
Dymista ®	48.4	55.0	91.2	103.2
Amitiza ®	41.6	36.9	74.9	69.9
Xanax ®	33.9	35.4	66.2	69.9
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)    Amounts for the three and six months ended June 30, 2025, include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Reconciliation of U.S. GAAP Net Loss to Adjusted Net Earnings and U.S. GAAP Loss Per Share to Adjusted EPS
Below is a reconciliation of U.S. GAAP net loss and diluted loss per share to adjusted net earnings and adjusted EPS for the three and six months ended June 30, 2025, compared to the prior year period:

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2025		2024		2025		2024
U.S. GAAP net loss and U.S. GAAP diluted loss per share	$(4.6)	$—	$(326.4)	$(0.27)	$(3,046.6)	$(2.58)	$(212.5)	$(0.18)
Purchase accounting amortization (primarily included in cost of sales)	597.8		709.9		1,181.3		1,321.6
Impairment of goodwill (a)	—		321.0		2,936.8		321.0
Litigation settlements and other contingencies, net	(47.6)		131.0		(121.1)		207.8
Interest expense (primarily amortization of premiums and discounts on long term debt)	(9.5)		(3.2)		(18.7)		(14.4)
Loss on divestitures of businesses (included in other expense (income), net) (b)	43.8		258.8		80.7		188.4
Acquisition and divestiture-related costs (primarily included in SG&A) (c)	53.7		105.1		94.4		192.6
Restructuring costs (d)	26.6		21.1		119.5		40.7
Share-based compensation expense	37.1		34.7		92.3		81.4
Other special items included in:
Cost of sales (e)	59.1		19.1		100.7		47.3
Research and development expense	1.4		0.4		2.1		2.8
Selling, general and administrative expense	30.1		11.5		47.7		27.6
Other expense (income), net (f)	304.6		(233.7)		406.0		(278.2)
Tax effect of the above items and other income tax related items (g)	(366.5)		(222.8)		(548.8)		(286.9)
Adjusted net earnings and adjusted EPS	$726.0	$0.62	$826.5	$0.69	$1,326.3	$1.11	$1,639.2	$1.36
Weighted average diluted shares outstanding	1,176.8		1,197.7		1,189.9		1,203.6
____________
Significant items include the following:
(a)For the six months ended June 30, 2025, includes a goodwill impairment charge of $2.9 billion as a result of the interim goodwill impairment test performed as of March 31, 2025.
(b)For the three and six months ended June 30, 2025, consists of pre-tax charges related to the divestitures primarily due to an increase in estimated transaction related costs, including the assumption of additional contractual obligations, as well as the impact of working capital and other transaction-related adjustments.
(c)Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees, and integration activities.
(d)For the three and six months ended June 30, 2025, charges include approximately $11.3 million and $31.1 million, respectively, in cost of sales, approximately $1.4 million and $2.2 million, respectively, in R&D, and approximately $14.0 million and $86.3 million, respectively, in SG&A.
(e)For the three and six months ended June 30, 2025, charges include incremental manufacturing variances at plants slated for sale or closure or undergoing remediation activities of approximately $36.7 million and $68.4 million, respectively.
(f)For the three and six months ended June 30, 2025, includes a loss of approximately $284.0 million and $399.8 million, respectively, as a result of remeasuring the compulsory convertible preferred shares in Biocon Biologics to fair value.
(g)Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net Loss to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net loss to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2025, compared to the prior year period:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
U.S. GAAP net loss	$(4.6)	$(326.4)	$(3,046.6)	$(212.5)
Add / (deduct) adjustments:
Income tax (benefit) provision	(212.5)	(65.4)	(267.5)	25.3
Interest expense (a)	116.6	145.8	232.1	284.2
Depreciation and amortization (b)	678.3	786.3	1,343.0	1,477.3
EBITDA	$577.8	$540.3	$(1,739.0)	$1,574.3
Add / (deduct) adjustments:
Share-based compensation expense	37.1	34.7	92.3	81.4
Litigation settlements and other contingencies, net	(47.6)	131.0	(121.1)	207.8
Loss on divestitures of businesses	43.8	258.8	80.7	188.4
Impairment of goodwill	—	321.0	2,936.8	321.0
Restructuring, acquisition and divestiture-related and other special items (c)	467.7	(77.9)	752.6	28.4
Adjusted EBITDA	$1,078.8	$1,207.9	$2,002.3	$2,401.3
____________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net Loss to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(In millions, except %s)	2025	2024	% Change	2025 Currency Impact (1)	2025 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (3)	2024 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$2,119.3	$2,319.2	(9)%	$(60.8)	$2,058.5	(11)%	$174.8	$2,144.4	(4)%
Greater China	588.9	539.0	9%	(0.3)	588.6	9%	—	539.0	9%
JANZ	305.7	349.6	(13)%	(4.7)	301.0	(14)%	11.0	338.6	(11)%
Emerging Markets	555.1	578.1	(4)%	4.3	559.4	(3)%	26.4	551.7	1%
Total net sales	3,569.0	3,785.9	(6)%	(61.5)	3,507.5	(7)%	$212.2	$3,573.7	(2)%

Other revenues (6)	13.1	10.7	NM	(0.3)	12.8	NM	0.6	10.1	NM
Consolidated total revenues (7)	$3,582.1	$3,796.6	(6)%	$(61.8)	$3,520.3	(7)%	$212.8	$3,583.8	(2)%

	Six Months Ended
	June 30,
(In millions, except %s)	2025	2024	% Change	2025 Currency Impact (1)	2025 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (3)	2024 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$4,011.0	$4,484.6	(11)%	$(27.5)	$3,983.5	(11)%	$354.5	$4,130.1	(4)%
Greater China	1,144.4	1,082.9	6%	11.6	1,156.0	7%	0.5	1,082.4	7%
JANZ	581.8	667.4	(13)%	7.5	589.3	(12)%	20.8	646.6	(9)%
Emerging Markets	1,075.0	1,204.5	(11)%	32.0	1,107.0	(8)%	73.8	1,130.7	(2)%
Total net sales	$6,812.2	$7,439.4	(8)%	$23.6	$6,835.8	(8)%	$449.6	$6,989.8	(2)%

Other revenues (6)	24.2	20.6	NM	(0.2)	24.0	NM	2.4	18.2	NM
Consolidated total revenues (7)	$6,836.4	$7,460.0	(8)%	$23.4	$6,859.8	(8)%	$452.0	$7,008.0	(2)%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2025 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)Represents proportionate net sales relating to divestitures that closed during 2024 in the relevant period.
(4)Represents U.S. GAAP net sales minus proportionate net sales relating to divestitures that closed during 2024 for the relevant period.
(5)See “Certain Key Terms and Presentation Matters” in this release for more information.
(6)For the three months ended June 30, 2025, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $10.3 million, $1.0 million, and $1.8 million, respectively. For the six months ended June 30, 2025, other revenues in Developed Markets, JANZ, and Emerging Markets were approximately $17.2 million, $2.0 million, and $5.0 million, respectively.
(7)Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Statements of Operations Line Items
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2025	2024	2025	2024
U.S. GAAP cost of sales	$2,249.2	$2,351.2	$4,342.3	$4,510.6
Deduct:
Purchase accounting amortization and other related items	(597.8)	(709.9)	(1,181.3)	(1,321.4)
Acquisition and divestiture-related costs	(26.4)	(17.0)	(38.6)	(23.3)
Restructuring costs	(11.3)	(11.6)	(31.1)	(15.6)
Share-based compensation expense	(0.9)	(0.9)	(2.2)	(1.7)
Other special items, including restructuring related costs	(59.1)	(19.1)	(100.7)	(47.3)
Adjusted cost of sales	$1,553.7	$1,592.7	$2,988.4	$3,101.3

Adjusted gross profit (a)	$2,028.4	$2,203.9	$3,848.0	$4,358.7

Adjusted gross margin (a)	57%	58%	56%	58%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2025	2024	2025	2024
U.S. GAAP R&D	$218.8	$204.1	$440.8	$403.8
Deduct:
Acquisition and divestiture-related costs	(2.6)	(3.1)	(3.3)	(7.7)
Restructuring costs	(1.4)	(1.0)	(2.2)	(1.0)
Share-based compensation expense	(2.2)	(1.8)	(4.5)	(3.7)
SG&A and R&D TSA reimbursement (b)	—	—	—	(1.7)
Other special items	(1.4)	(0.4)	(2.1)	(2.8)
Adjusted R&D	$211.2	$197.8	$428.7	$386.9

Adjusted R&D as % of total revenues	6%	5%	6%	5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2025	2024	2025	2024
U.S. GAAP SG&A (c)	$928.7	$1,037.0	$1,876.8	$2,054.5
Deduct:
Acquisition and divestiture-related costs	(24.7)	(84.9)	(52.5)	(161.4)
Restructuring costs	(14.0)	(8.5)	(86.3)	(24.1)
Purchase accounting amortization and other related items	—	(0.1)	—	(0.2)
Share-based compensation expense	(33.9)	(32.2)	(85.6)	(76.1)
SG&A and R&D TSA reimbursement (b)	—	—	—	(5.7)
Other special items and reclassifications	(30.1)	(11.5)	(47.7)	(27.6)
Adjusted SG&A	$826.0	$899.8	$1,604.7	$1,759.4

Adjusted SG&A as % of total revenues	23%	24%	23%	24%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
U.S. GAAP total operating expenses	$1,099.9	$1,685.3	$5,143.3	$2,985.4
Add / (Deduct):
Litigation settlements and other contingencies, net	47.6	(131.0)	121.1	(207.8)
R&D adjustments	(7.6)	(6.3)	(12.1)	(16.9)
SG&A adjustments (c)	(102.7)	(137.2)	(272.1)	(295.1)
Impairment of goodwill adjustments	—	(321.0)	(2,936.8)	(321.0)
Adjusted total operating expenses	$1,037.2	$1,089.8	$2,043.4	$2,144.6

Adjusted earnings from operations (d)	$991.2	$1,114.1	$1,804.6	$2,214.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
U.S. GAAP interest expense	$116.6	$145.8	$232.1	$284.2
Add / (Deduct):
Accretion of contingent consideration liability	(1.2)	(9.5)	(2.4)	(11.2)
Amortization of premiums and discounts on long-term debt	11.4	13.5	22.4	27.3
Other special items	(0.7)	(0.9)	(1.3)	(1.8)
Adjusted interest expense	$126.1	$148.9	$250.8	$298.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
U.S. GAAP other expense (income), net	$333.5	$6.1	$432.8	$(133.0)
Add / (Deduct):
Fair value adjustments on non-marketable equity investments	(284.0)	248.8	(399.8)	295.7
SG&A and R&D TSA reimbursement (b)	—	—	—	7.4
Loss on divestitures of businesses	(43.8)	(258.8)	(80.7)	(188.4)
Other items	(20.5)	(14.8)	(6.1)	(17.4)
Adjusted other income, net	$(14.8)	$(18.7)	$(53.8)	$(35.7)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except %s)	2025	2024	2025	2024
U.S. GAAP loss before income taxes	$(217.1)	$(391.8)	$(3,314.1)	$(187.2)
Total pre-tax non-GAAP adjustments	1,097.1	1,375.8	4,921.8	2,138.7
Adjusted earnings before income taxes	$880.0	$984.0	$1,607.7	$1,951.5

U.S. GAAP income tax (benefit) provision	$(212.5)	$(65.4)	$(267.5)	$25.3
Adjusted tax expense	366.5	222.8	548.8	286.9
Adjusted income tax provision	$154.0	$157.4	$281.3	$312.2

Adjusted effective tax rate	17.5%	16.0%	17.5%	16.0%
___________

(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(c)Certain reclassifications were made to conform the prior period consolidated financial statements to the current period presentation. Charges related to the impairment of goodwill, which were previously presented in Selling, General and Administrative, are now presented in Impairment of Goodwill in the condensed consolidated statements of operations.
(d)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

Reconciliation of Estimated 2025 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of August 7, 2025
(Unaudited)
A reconciliation of the estimated 2025 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,200 - $2,500

Less: Capital Expenditures	$(300) - $(400)

Free Cash Flow (a)	$1,800 - $2,200
___________
(a)Excludes the impact of any transaction-related costs.

Reconciliation of Estimated 2025 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of May 8, 2025
(Unaudited)
A reconciliation of the estimated 2025 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,200 - $2,500

Less: Capital Expenditures	$(300) - $(400)

Free Cash Flow (a)	$1,800 - $2,200
___________
(a)Excluded the impact of any transaction-related costs.